REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Shareholders  Board of Trustees of
Oppenheimer SteelPath MLP Funds Trust

In planning performing our audit of the financial statements of Oppenheimer
SteelPath MLP Funds Trust comprising
Oppenheimer SteelPath MLP Select 40
Fund, Oppenheimer SteelPath MLP Alpha
Fund, Oppenheimer SteelPath MLP Income
Fund, Oppenheimer SteelPath MLP Alpha
Plus Fund (the Funds) as of for the year ended November 30, 2017, in accordance with the stards of the Public Company
Accounting Oversight Board (United States), we considered the Funds internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds internal control over financial reporting. Accordingly, we express no such opinion.

The management of the Funds is
responsible for establishing maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates judgments by management are required to assess the expected benefits related costs of controls. A funds internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting the preparation of financial statements for external purposes in accordance with generally accepted accounting principles (GAAP). A funds internal control over financial reporting includes those policies procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately fairly reflect the transactions dispositions of the assets of the fund; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, that receipts expenditures of the fund are being made only in accordance with authorizations of management trustees of the fund; (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of a funds assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over
financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Funds annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds internal
control over financial reporting was for the limited purpose described in the first paragraph would not necessarily disclose all deficiencies in internal control that might be material weaknesses under stards established by the Public Company
Accounting Oversight Board (United States).
However, we noted no deficiencies in the Funds internal control over financial reporting its operation, including controls over safeguarding securities, that we consider to be a material weakness as defined above as of November 30, 2017.

This report is intended solely for the
information use of management the Board of Trustees of the Funds the Securities
Exchange Commission is not intended to be should not be used by anyone other than these specified parties.


COHEN & COMPANY, LTD.
Clevel, Ohio
January 26, 2018